Code of Ethics

A)	General Standards

a	Preamble

AQR has adopted the following Code of Ethics (the “Code”) to achieve the highest level of ethical standards and compliance with federal securities laws. AQR’s Code is comprised of the General Standards, the Personal Trading Policy, and the Policy to Prevent the Misuse of Material Non-Public Information. The Code is designed to reasonably prevent any Covered Person;

i)	from employing a device, scheme or artifice to defraud any person;

ii)

from making to any person any untrue statement of a material fact or omit to state to a fund or any client a material fact necessary in order to make the statements made, in light of the circumstances in which they are made, not misleading;

iii)	from engaging in any act, practice or course of business which operates or would operate as a fraud or deceit upon any person;

iv)	from engaging in a manipulative practice with respect to any client; in connection with purchase or sale of a security held or to be acquired by any person; and

v)	from violating federal and state securities laws.

As a fiduciary, AQR owes its clients more than honesty and good faith alone. AQR has an affirmative duty to act in the best interests of its clients and to make full and fair disclosure of all material facts, particularly where AQR’s interests may conflict with those of its clients.

Pursuant to this duty, AQR must at all times act in its clients’ best interests, and AQR’s conduct will be measured against a higher standard of conduct than that used for mere commercial transactions. Among the specific obligations that the SEC has indicated flow from an adviser’s fiduciary duty are:

i)	a duty to have a reasonable, independent basis for its investment advice;

ii)	a duty to obtain best execution for clients’ securities transactions where the adviser is in a position to direct brokerage transactions;

iii)	a duty to ensure that its investment advice is suitable to the client’s objectives, needs and circumstances;

iv)	a duty to refrain from effecting personal securities transactions inconsistent with client interests; and

v)	a duty to be loyal to clients.

Each employee owes the same fiduciary responsibilities to AQR’s clients as set forth above.

b	Antifraud Provision

It is unlawful for any AQR employee to directly or indirectly:

i)	employ any device, scheme, or artifice to defraud any client or prospective client;

ii)	to engage in any transaction, practice, or course of business that operates as a fraud or deceit upon any client or prospective client;

iii)

act as a principal for its own account, knowingly to sell any security to or purchase any security from a client, or acting as broker for a person other than such client, knowingly to effect any sale or purchase of any security for the account of any such client, without disclosing to such client in writing before the completion of such transaction the capacity in which he is acting and obtaining consent of the client and CCO or designee to such transaction; or

iv)	to engage in any act, practice, or course of business that is fraudulent, deceptive, or manipulative.

c	Conflicts of Interest

Potential conflicts of interest may exist between AQR and its advisory clients. To the extent an activity causes a potential conflict, AQR will disclose the nature of the activity giving rise to the conflict. Prior to engaging in any potentially conflicting business activity AQR employees must obtain approval from the CCO or designee.

Sections 206(1) and 206(2) of the Investment Advisers Act of 1940, as amended (“Advisers Act”) address conflicts of interest that may arise in an investment advisory relationship, even though the conflicts may not specifically involve prohibited activities. Potential conflicts of interest and the higher standard of disclosure to which they are subject, include but are not limited to:

i)

when an adviser receives compensation, directly or indirectly, from a source other than the client for recommending a security, the adviser must disclose the nature and extent of the compensation (e.g., when an adviser receives products and services from a consultant, directly or through an affiliate or subsidiary as a package of “bundled” services);

ii)	when an adviser or an affiliate of the adviser has an interest (e.g., selling commissions, etc.) in an investment being recommended, the extent of the adviser’s interest must be disclosed;

iii)

when an adviser or an affiliate will be buying or selling the same securities as a client, the client should be informed of this fact and also whether the adviser (or the affiliate) is or may be taking a position inconsistent with the client’s position; and

iv)	when an adviser or related party compensates a third party for referring a client, the material terms of the arrangement must be disclosed to, and acknowledged, by the client.

Reporting Personal Conflicts of Interest

AQR employees are required to report any conflict of interest or perceived conflict of interest mentioned above. In addition, AQR employees must report personal conflicts or perceived personal conflicts that may exist between them and AQR/CNH or AQR/CNH’s clients. Potential areas of personal conflicts include but are not limited to:

v)	Outside business activities (see the Policy for Outside Activities Section of this Compliance Manual)

vi)	Giving and accepting gifts in relation to AQR/CNH’s business (see the Gifts and Entertainment Policy in this Compliance Manual)

vii)	Political contributions in relation to AQR/CNH’s business (see the Political Contributions Policy in this Compliance Manual)

viii)	Personal securities transactions (part of the Code)

ix)	A family member that controls or is employed by a broker/dealer, bank, investment advisor, pension plan, or AQR/CNH client.

x)	A loan to an AQR/CNH client (or their employees) or service provider (or their employees).

d	Enforcement of Fiduciary Duty

AQR has adopted the procedures set forth in this Code to ensure that AQR and its employees fulfill their fiduciary obligations to its clients. Every employee is responsible for understanding and complying with the rules and procedures set forth in the Code and the Compliance Manual.

e	Compliance Manual Adherence

Failure to comply with the rules and requirements set forth in this Compliance Manual or other AQR policies and procedures may constitute a breach of the Code and in some instances a violation of law. Appropriate remedial action by AQR may include censure, restriction on activities, suspension or termination of employment.

Employees are also required to promptly report, to the Compliance Department, all violations of this Compliance Manual and all other AQR policies and procedures.

f	Sanctions

Violations of these policies may result in penalties ranging from cancellation of an offending trade (with any resulting loss charged to you and any profits forfeited to charity) to a letter of censure, suspension or termination of employment. In addition, AQR may, in its sole and absolute discretion, suspend or revoke personal trading privileges.

An incidental failure to comply with the Code is not necessarily a violation of law or a violation of AQR’s principles of business conduct. Isolated or inadvertent violations of the Code, not resulting in a violation of the law, will be referred to the CCO. The CCO will work the Human Resources Department and the employee’s supervisor to determine the disciplinary action commensurate with the violation, if warranted, that will be imposed.

Violations involving Prohibited Transactions may require the sale of any open positions and disgorgement of any profits realized from the prohibited transaction(s). A pattern of violations that individually do not violate the law but which taken together demonstrate a lack of respect for the Code, may result in disciplinary action, including termination of employment. A violation of the Code resulting in a violation of the law will lead to disciplinary action that may include termination of employment or referral of the matter to the appropriate regulatory agency for civil or criminal investigation.

B)	Personal Trading Policies

a	Holdings and Transactions Covered By the Personal Trading Policy

i)	Investment Holdings and Transactions Controlled By Covered Persons

This policy will apply to all transactions and holdings of Covered Securities that are Beneficially Owned by a Covered Person.

Notwithstanding the above, transactions within AQR proprietary funds and transactions within accounts that are managed with sole discretionary authority by an independent third-party are exempt from the Code’s Pre-Clearance requirement.

If a Covered Person (or Members of Household of such Covered Person) has an account managed by an independent third party that has sole discretion over that account, the Compliance Department will need a copy of the account’s management agreement or other governing document that clearly states the independent manager’s sole discretion. If such an arrangement is not in writing, pre-clearance will be required.

Questions regarding beneficial ownership should be directed to the Compliance Department.

ii)	Investment Control by Members of Household

The policy will cover holdings and transactions in Covered Securities Beneficially Owned by Members of Household.

Agreements of non-disclosure cannot be used for: joint accounts; accounts in which a minor is the beneficial owner; and where investment control is shared with a Covered Person

b	Reporting Requirements

i)	Initial Disclosure of Holdings and Brokerage Accounts

Every Covered Person must disclose all of his/her personal accounts and securities holdings within ten (10) days of the time he or she is hired. Holdings must be current as of a date not more than 45 days prior to the date the individual becomes a Covered Person. This includes Private Investments (e.g. Limited Offering or Private Placement) and all Covered Securities not held at a broker/dealer.

Covered Persons are generally permitted to maintain personal accounts with the Approved Brokers (Appendix 1 of this section) of his/her choice.

In addition, each new employee is required to sign a Compliance Manual Certification (Appendix 2) indicating that he/she has read, understands and will adhere to the Compliance Manual and submit it with the Initial Personal Securities Holdings Report (Appendix 3).

ii)	Opening a New Account

Once an account is opened with an Approved Broker, an employee must obtain Compliance Department approval to commence trading in Covered Securities.

iii)	Duplicate Trade Confirmations and Statements

Every Covered Person and Members of Household of such Covered Person must arrange for duplicate copies of all trade confirmations and monthly statements for his/her Covered Accounts to be sent to the Compliance Department. The monthly brokerage statements must be received by the Compliance Department within 10 days of the end of the month and must disclose the following information with respect to each transaction:

•	The title, quantity and principle amount of the security involved;

•	The date and nature of the transactions (i.e., purchase, sale or other acquisition or disposition);

•	The price at which the transaction was effected; and

•	The name of the broker, dealer or bank with or through whom the transaction was effected.

AQR’s Approved Brokers electronically deliver confirmations to AQR but it is required that employees work with the Compliance Department to facilitate process.

iv)	Quarterly Transaction Reports

For each securities transaction (e.g., transactions involving Limited Offerings such as private placements, hedge funds and limited partnerships) that does not appear on a trade confirmation or brokerage statement, the Covered Person must provide the Compliance Department the same information enumerated above within ten (10) days of the end of the calendar quarter during which the transaction occurred. These transactions generally require pre-clearance so refer to the Pre-Clearance of Transactions section in this policy before engaging in such transactions.

v)	Reporting Exemption

Covered Persons need not report or pre-clear the following:

•	Securities transactions and holdings involving direct obligations of the United States Government;

•

Transactions and holdings in money market securities including bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•	Shares issued by unaffiliated SEC registered open-end investment companies (mutual funds, including money market funds and variable insurance products);

•	Units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated open end mutual funds.

Any questions relating to this list must be directed to the Compliance Department.

vi)	Annual Certification

On an annual basis each Covered Person is required to report and certify to the holdings in all Covered Securities and certify to all transactions in Covered Securities. This is accomplished by utilizing an online solution.

c	Restricted Securities

Certain transactions in which AQR engages may require - for either business or legal reasons - that accounts of any client or personal accounts of employees do not trade in the subject securities for specified time periods. A security will be designated as “restricted” if AQR is involved in a transaction that places limits on the aggregate position held by the accounts in that security. No employee may engage in any trading activity with respect to a security while it is designated as restricted without the consent of the CCO. The Compliance Department will determine which securities are restricted.

Such restrictions apply to options, rights, warrants, convertible securities and any other derivative.

d	Prohibition of Front-Running

Employees are not permitted to purchase or sell any security of an issuer if he/she knows that a portfolio managed by AQR has a pending material order to buy or sell the same issuer. This policy is designed to prevent personal gain based upon the investment activities or recommended investment activities of any client account.

e	Prohibitions and Restrictions on Personal Transactions

Covered Person must adhere to the following:

i)	A Covered Person must not engage in any act, practice or course of conduct, which would violate the provisions of this Code.

ii)

A Covered Person must not purchase or sell Securities, while possessing material nonpublic information regarding any issuer of the Securities, until the information becomes public or is no longer considered material. Refer to the Policy to Prevent the Misuse of Material Non-Public Information for specific policy requirements.

iii)

A Covered Person must not execute a transaction in a Covered Account if an order for a portfolio managed by AQR, CNH or AQR’s proprietary account has a pending order for the same issuer and is greater than 1% of an issuer’s three- month average daily dollar volume.

iv)

A Covered Person must not engage in equity short sales. If a Covered Person commences employment or has an outstanding position in a short sale prior to the imposition of this policy, such position may wind down within a reasonable time not to exceed 120 days. The Compliance Department must be notified prior to the wind down.

v)

A Covered Person must not purchase and sell, or sell and purchase, the same stock or equivalent (exchange traded funds, unit trusts and closed-end funds based on one issuer or a Narrow-Based Securities Index) within 30 calendar days. Exceptions may be granted by CCO under certain circumstances (i.e. extreme financial need).

This policy does not apply to Broad Based unaffiliated, closed-end funds, unit trusts, exchange traded index funds or those securities that have a Reporting Exemption listed above.

vi)	A Covered Person must not write, purchase or sell an equity option that has a maturity of less than 90 calendar days.

vii)

A Covered Person must not write, purchase or sell an equity option within 30 calendar days following the purchase or sale of the same issuer’s stock or equivalent. A Covered Person must not transact in a stock for which they wrote, purchased or sold an option within 30 calendar days. This policy does not apply to options where the underlying security is a broad based closed-end fund, unit trust, exchange traded fund or index.

viii)

Commencing the day after the writing, purchase or sale of an option contract (or contracts) no other option contract can be written, bought or sold for that same issuer within 30 calendar days. However, the identical option contract (or contracts) can be written, bought or sold after the initial transaction provided that the Covered Person is trading in the same direction as the initial transaction and that the time to expiration of the contract (or contracts) is over 90 calendar days.

ix)	A Covered Person must not purchase or sell security futures or futures based on a Narrow-Based Securities Index.

x)	A Covered Person must not acquire any Securities in an initial public offering, or secondary offering.

xi)	A Covered Person must not trade in a security listed on AQR’s restricted list.

f	Pre-Clearance of Transactions

i)

Each employee is required to obtain permission from the Compliance Department prior to effecting any transaction in Securities of a Limited Offering (i.e. AQR hedge funds, Private Placements, hedge funds, investment clubs, etc).

See Appendix 4 of this section: Limited Offering and Private Placement Approval Form.

When considering requests for participation in Limited Offerings, the Compliance Department will take into account the specific facts and circumstances of the request prior to reaching a decision. These factors include, among other things, whether the opportunity is being offered to an individual by virtue of his or her position with AQR, or his or her relationship to an AQR client. The CCO or designee will also consider whether the client account is authorized to invest in Securities of the issuer. The Compliance Department may request any and all information and/or documentation necessary to reasonably insure that no actual or potential conflict, or appearance of a conflict, exists between the proposed Limited Offering and the interest of any AQR client account.

ii)

Prior to arranging a personal loan with a financial institution that will be collateralized by securities; an employee must obtain the approval from the Compliance Department. If the loan is approved, the employee must supply the Compliance Department with a memorandum containing the name of the financial institution, identifying the security used as collateral, and describing the purpose of the loan.

iii)	Each Covered Person is required to pre-clear all transactions with the Compliance Department in the following investments:

•	Stock

•	Options (with maturities of 90 days or greater)

•	Exchange traded funds, unit trusts and closed-end funds based on one issuer or a Narrow-Based Securities Index

•	Real estate investment trusts

•	Affiliated Mutual Funds (Please see Appendix 5) Note: This does not apply to transactions in the AQR Funds listed on the AQR 401k platform.

•	Convertible bonds

•	Corporate bonds

•	Broad-Based index futures

•	Commodities

Covered Persons must pre-clear with the Compliance Department any transaction in a Security or a derivative based on such a Security (e.g. swap) that is not covered in the Reporting Exemptions above or other parts of this policy.

Clearance Procedure:

•	Pre-Clearance requests must be submitted by 10:30 AM for that day.

•	Transactions must not be executed until the Compliance Department has given approval in writing.

•	If approval is granted, it is effective only on the date of approval.

•	Unless otherwise directed by this policy or by the Compliance Department, transaction requests must be submitted through AQR’s internet based system.

•

The Compliance Department may deny any trade for any reason (e.g., to avoid a potential conflict of interest or issuer is on the restricted list). The Compliance Department is under no obligation to discuss the reason for the denial.

•

If clearance is granted, there may be a possibility that the trade will subsequently be deemed impermissible. Facts and circumstances that may occur, post clearance, may compel the Compliance Department to require a reversal of the trade and disgorgement of any resulting gains to a charity designated by the Covered Person.

All exceptions to the Pre-Clearance of Transactions policy must be approved by the CCO.

E)	Policy to Prevent the Misuse of Material Non-Public Information

a	Insider Information

Investment advisers often may have access to material information that has not been publicly disseminated. Federal and state securities laws prohibit any purchase or sale of securities on the basis of material non-public information (“MNPI”), or where it was obtained under circumstances contemplating that it would not be used for personal gain, and in certain other circumstances. In addition, “tipping” of others about such information is prohibited. The persons covered by these restrictions are not only “insiders” of publicly traded companies, but also any other person who, under certain circumstances, learns of MNPI about a company, such as attorneys, accountants, consultants or bank lending officers.

Violation of these restrictions has severe consequences for both AQR and its employees. Trading on inside information or communicating inside information to others is punishable by imprisonment of up to ten years and a criminal fine of up to $1,000,000. In addition, employers may be subjected to liability for insider trading or tipping by employees. Broker-dealers and investment advisors may be held liable for failing to take measures to deter securities laws violations where such failure is found to have substantially contributed to or permitted a violation.

Section 204A under the Advisers Act requires all SEC registered investment advisers to establish, maintain and enforce written policies and procedures to prevent the misuse of material, nonpublic information.

i)

No employee shall engage in any transaction involving the purchase or sale of securities during any period commencing with the date the employee received the non-public material information concerning a company and ending when the Compliance Department determines that the information been made public. Also, refer to the Reporting Obligations section of this policy below.

ii)

Employees having access to internal financial statements of public companies should scrutinize with particular care any transactions involving the purchase or sale of securities of such public companies during the latter part of any fiscal quarter and ending with the close of business on the second day following the day of the public disclosure of the quarterly or annual financial results. As stated previously, refer to the Reporting Obligations section of this policy.

iii)

Employment at AQR may from time to time expose employees to MNPI regarding public companies in which accounts managed by AQR (“Client Accounts”) hold an investment. Such information is to be considered as strictly confidential by all employees. Employees shall take all appropriate steps to preserve the confidentiality of such information. For example, employees should restrict access to files or computer records containing confidential information, should never leave confidential documents in unattended rooms and should never copy confidential documents for their personal use.

iv)	All Client and AQR proprietary information (this includes trade information) can only be revealed to other personnel (this includes AQR employees) on a need to know basis.

v)

Employees are strictly prohibited from trading on behalf of their personal accounts or any Client Accounts on the basis of any inside information. All employees are strictly prohibited from trading for their personal accounts on the basis of information obtained as the result of their employment with AQR.

vi)

Employee may have to forego a proposed transaction in securities even though he/she planned to make the transaction before he/she learned of the undisclosed material information, and even though he/she may suffer an economic loss or forego anticipated profit by waiting.

vii)	Unless there is a strict need to know, no employee shall disclose MNPI to any person, including, but not limited to, the immediate families of employees.

viii)

In every case where you, as an employee of AQR, know of non-publicly available information that you think could possibly affect an investor’s investment decision regarding securities or affect the market price of securities if it were publicly available, you must inform the Compliance Department before buying or selling any securities.

b	Forms of Material Information

Information is considered “material” if it is information that a reasonable investor would consider important in deciding whether to purchase or sell a security. The information may or may not change an actual investment decision. It is material information if it is something that would have actual significance in the deliberations of the reasonable investor.

Material information may include information about:

•	A company’s earnings estimates;

•	The gain or loss of a significant customer or client;

•	Dividend changes or the declaration of a stock split;

•	The borrowing of significant funds;

•	A new offering of securities;

•	A major labor dispute;

•	A new joint venture;

•	An agreement or proposal for an acquisition or merger;

•	A significant sale of assets or the disposition of a subsidiary;

•	Major litigation;

•	Liquidity problems;

•	Management changes;

•	Any other significant company developments.

Information about investment decisions by AQR may also be material inside information. Trading ahead of transactions for AQR’s clients may constitute insider trading as well as “front running”. Refer to the Prohibition on Front- running section of this policy above.

c	Non-Public Information

Information is considered non-public until it has been fully disclosed and disseminated to the public. Information in a major publication, on a major wire service or contained in an SEC filing would be considered public. Under current SEC guidance, however, information contained on a company web site is not necessarily public at the moment it appears.

According to the SEC, depending upon the nature of the publication, it may be necessary to allow two or three business days for information to be considered fully disseminated to the public. However, information may be fully disseminated to the public nearly instantaneously if published on major wire service, or similar mass distribution.

Employees should assume that all information obtained in the course of their employment is not public unless the information has been disclosed by means of a press release, wire service, newspaper, telecommunications network, proxy statement or prospectus or in a public filing made with a regulatory agency, or is otherwise available from public disclosure services. The issue of what constitutes a “reasonable opportunity to value the information” is a question of fact and circumstances that will need to be determined on a case-by-case basis. The Compliance Department (which may include consultation with legal counsel) will make any such determination. No inside information in the possession of any employee of AQR will be deemed to have become public prior to the Compliance Department’s determination.

d	Reporting Obligations

In order to effectively maintain adherence to these policies you must always do the following:

•

Immediately after an employee becomes aware of MNPI, under any circumstances, he/she must inform the Compliance Department in order for that security or company to be added to a Watch list/Restricted List

•	The Compliance Department must be informed of any investment related discussion with an issuer as soon as practically possible.

•

If you receive information from an issuer in the ordinary course of business and have any concern that the issuer may not have publicly disclosed the information, please contact the Compliance Department immediately.

A Watch List is a set of procedures by which the Compliance Department monitors trading in specific securities for the purpose of detecting any improper activity. The purpose of a Watch List is to allow this monitoring without alerting the entire firm and without having to impose a general trading restriction.

A Restricted List is a set of procedures by which the Compliance Department restricts trading in certain securities in order to prevent improper activity. The Compliance Department administers the Restricted List procedures and investigates any indications of violations. Unless otherwise expressly indicated, the restrictions imposed by the Restricted List apply to trading in employees’ personal accounts, proprietary accounts, sponsored funds and client portfolios. Refer to the Restricted Securities section of this policy above.

e	Expert Networks or Consultants

Engaging a third party to provide information, advice, analysis, market expertise, or industry expertise for use in formulating investment views and in making investment decisions may expose AQR staff to MNPI. Such third parties may have confidential information and/or MNPI by having relationships with current or recent employees of public companies; known significant suppliers, distributors, etc. to public companies; attorneys, accountants and consultants engaged by public companies; or doctors serving on data safety monitoring boards for clinical trials.

Therefore, prior to engaging such a third party, the Compliance Department must be notified.

f	Trading Affiliated Managers Group Securities

•

Because of AQR’s relationship with Affiliated Managers Group, Inc. (“AMG”), AQR has adopted special trading procedures for AMG securities. AQR’s investment management team is prohibited from purchasing or selling AMG securities for AQR sponsored funds, proprietary accounts and client accounts unless specifically approved by the Compliance Department.

•

AQR Covered Persons are prohibited from trading AMG securities in their Covered Accounts three business days after AMG issues a press release regarding quarterly or annual earnings (an “Earnings Release”) (with the date of the Earnings Release being counted as the first business day) and within 14 calendar days prior to the final day of the quarter in which such Earnings Release will be made public.

•	Covered Persons are required to pre-clear all transactions in AMG securities (i.e. fixed income and equity). Refer to the Pre-Clearance of Transactions section of this policy.

g	Annual Certification

On an annual basis, each Covered Person (not including Members of Household) is required to certify that he/she has read, understands and will adhere to the Compliance Manual.

If an employee commences employment less than 90 days prior to the year-end and the Code is not amended in the same period, an annual certification will not be required.

Appendix 1

AQR’S APPROVED BROKERS

TD Ameritrade, Inc.

Merrill Lynch

E*Trade

Charles Schwab

Fidelity Investments

UBS

Interactive Brokers

Updated: 9/13/2012

Appendix 2

AQR’S COMPLIANCE MANUAL CERTIFICATION

I certify that I have read AQR’s Compliance Manual and understand such policies and procedures, and agree to abide in all respects to their terms. I also understand that a violation of any firm policy may subject me to disciplinary action, including termination of employment.

Date:

(Print name)

(Signature)

Appendix 3

INITIAL PERSONAL SECURITIES HOLDINGS REPORT

In accordance with AQR’s Code of Ethics, please provide a list of all accounts that have Covered Securities in which you or a Member of Household have Beneficial Interest. This includes not only securities held by brokers and futures commission merchants (FCMs), but also securities held at home, in safe deposit boxes, or by an issuer.

Name On Account	Name of Broker	Account Number	Brokers Phone #

For each account, listed above, attach the most recent account statement listing securities in that account. If you own securities that are not listed in an attached account statement, list them below. (For each Private Placement please complete the Limited Offering and Private Placement Approval form):

	Name of Security	Quantity	Value	Principal Amount	Custodian

1.

2.

3.

4.

(Attach separate sheet if necessary)

I certify that this form and the attached statements (if any) constitute all of the Securities in my Covered Accounts and related accounts.

Employee Signature

Print Name

Date:

Appendix 4

LIMITED OFFERING AND PRIVATE PLACEMENT APPROVAL

Personal Information:

Name:	Group:

Investment Information:

Date of initial investment:

Amount of investment:	Percentage owned:

Issuer (Company) Name:

Type of investment:

Is there any relationship between the Company and AQR/CNH

Will you provide a service to this firm, other than a passive investment?

Name of Senior Officers of Company:

How did you learn of the opportunity?

Please attach supporting documents (e.g. offering circular, PPM, subscription agreement…)

Certification

To the best of my knowledge,

a)	all of the information listed above accurate;

b)	this transaction is not potentially harmful to any client portfolios, managed by AQR/CNH;

c)	none of the client portfolios managed by AQR/CNH has a pending order in the security listed above; and

d)	the requested transaction will not result in a misuse of material inside information or in any conflict of interest or impropriety with regard to any accounts managed by AQR/CNH.

I will notify the CCO or designee if and when I learn of the company going public or of any expected public offering by the company.

Signature

DEPARTMENTAL USE

Date Received:

Date Approved/Disapproved:	Approved By:

Appendix 5

AFFILIATED MUTUAL FUNDS

US

AQR Funds – any fund that AQR is the adviser or Sub-adviser to

Columbia Funds Series Trust I – Active Portfolios Multi-Manager Alternative Strategies Fund

Columbia Funds Variable Insurance Trust – Variable Portfolio – AQR Managed Futures Strategy Fund

Russell Investment Company – Russell International Developed Markets Fund

Russell Investment Company – Russell Multi-Strategy Alternative Fund

SEI Institutional Investments Trust – Small Cap Fund

SEI Institutional Investments Trust – Small Cap II Fund

SEI Institutional Investments Trust – Large Cap Fund

SEI Institutional Managed Trust – Small Cap Fund

SEI Institutional Managed Trust – Small Cap Growth Fund

SEI Institutional Managed Trust – Large Cap Fund

SEI Institutional Managed Trust - Multi-Asset Accumulation Fund

SEI Institutional Managed Trust – Tax-Managed Large Cap Fund

Adviser Managed Trust (SEI) – Tactical Offensive Equity Fund

GuideStone Funds – International Equity Fund

GuideStone Funds – Defensive Market Strategies Fund

GuideStone Capital Management Select Funds – Emerging Markets Portfolio

Mercer Funds – US Small/Mid Cap Value Equity Fund

Mercer Funds – Mercer Emerging Markets Equity Fund

Prudential Variable Annuities – Advanced Series Trust – AST Academic Strategies Asset Allocation Portfolio

Prudential – AST AQR Emerging Markets Equity

Transamerica Managed Futures Strategy

Met Investor Series Trust – AQR Global Risk Balanced Portfolio

JNL Series Trust – JNL/AQR Managed Futures Strategy Fund

Principal Funds, Inc. – Global Multi-Strategy Fund

Aspiriant Risk Managed Global Equity Trust - Tax Managed Global Enhanced Strategy

Aspiriant Risk Managed Global Equity Trust - Tax Managed Emerging Defensive Strategy

Curian Series Variable Trust - Curian/AQR Risk Parity Fund

Australia

AQR Wholesale DELTA Fund

AQR Wholesale Managed Futures Fund

AQR Global Enhanced Equity Fund

AQR Global Long-Short Equity Fund

AQR R.C. Equity Australia Fund

BT Institutional Core Global Share Sector Trust

BT Institutional International Share Interfund

BT International Fund

BT Wholesale Core Hedged Global Share Fund

Commonwealth Global Shares Fund 8

Canada & Europe

HSBC International Select Fund

Merrill Lynch Investment Solutions – AQR Global Relative Value UCITS Fund

UBS Multi Manager Access

Lyxor/AQR Systematic Total Return Fund

SEI Investments Canada Company – U.S. Large Company Equity Fund

SEI GMF - The SEI U.S. Large Companies Fund

AQR Global Risk Parity UCITS Fund

AQR Convertible Opportunities Bond UCITS Fund

AQR Global Defensive Beta 1 Fund

Updated 9/3/2013

Appendix 6

QUICK REFERENCE

Type of Transaction	Confirmation & Statements or Quarterly Reporting	Pre-clearance	Annual Holdings Report

Limited Offerings	Yes	Yes	Yes
Stock	Yes	Yes	Yes
Options that have a maturity of more than 90 days	Yes	Yes	Yes
Exchange Traded Funds, Unit Trusts and Closed-end Funds	Yes	No	Yes
Exchange Traded Funds, Unit Trusts and Closed-end Funds based on one issuer or a Narrow-Based Securities Index	Yes	Yes	Yes
REITs	Yes	Yes	Yes
Affiliated Mutual Funds	Yes	Yes	Yes

Note: This does not apply to transactions in the AQR Funds listed on the AQR 401k platform.
Corporate Bonds and Convertible Bonds	Yes	Yes	Yes
Broad Based Index Futures	Yes	Yes	Yes
Commodity Futures	Yes	Yes	Yes
Municipal Bonds	Yes	No	Yes
Money Market securities: including bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments	No	No	No
Unaffiliated Open-end Mutual Funds	No	No	No
U.S. Government Bonds	No	No	No

Prohibited Transactions

•	IPOs

•	Equity Short-Sales

•	Security futures or futures based on a Narrow-Based Securities Index

•	Short Term Stock Trading Within 30 Days

•	Stock Options that have a maturity of less than 90 days – Prohibited

•	Transact in a stock for which they wrote, purchased or sold an option within 30 calendar days.

•	Commencing the day after the writing, purchase or sale of an option contract (or contracts) no other option contract can be written, bought or sold for that same issuer within 30 calendar days. (The identical option contract (or contracts) be can written, bought or sold after the initial transaction provided that the Covered Person is trading in the same direction as the initial transaction and that the time to expiration of the contract (or contracts) is over 90 calendar days.)

•	Write, purchase or sell an equity option within 30 calendar days following the purchase of the same issuer’s stock or equivalent.

If clearance is granted, there may be a possibility that the trade will be subsequently deemed impermissible. Post clearance facts and circumstances may compel the CCO or designee to require reversal of the trade and disgorgement of any resulting gains to a charity designated by the Covered Person. This may occur because of a post clearance client or proprietary order or an intra-day restricted list posting

Transactions must not be executed until the Compliance Department has given approval in writing. Pre-Clearance requests must be submitted by 10:30 AM on any given trading day. All requests following the 10:30 AM cutoff will be denied. In addition, pre-clearance approval is effective only on the date of approval.